UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 14, 2015

Atossa Genetics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35610	26-4753208
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2345 Eastlake Ave. East, Suite 201 Seattle, Washington	98102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 325-6086

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement

On May 14, 2015, the Atossa Genetics Inc. (“Atossa”) entered into an Intellectual Property License Agreement (the “Agreement”) with Besins Healthcare Luxembourg SARL (“Besins”). The Agreement provides Atossa with an exclusive worldwide license to develop and commercialize Besins’ patented gel formulation of 4-Hydroxytamoxifen, or Afimoxifene Gel, for the potential treatment and prevention of hyperplasia of the breast.

The Agreement requires that Atossa pay a royalty of 8% to 9% of net sales for the first 15 years of commercialization. Atossa has the non-exclusive right to also develop Afimoxifene Gel for breast cancer and other breast diseases, subject to the payment of the following milestone payments for these additional indications: (i) $5,000,000 for the exclusive right to review, access, and reference a Besins investigational new drug application (IND) for each additional indication, and (ii) $20,000,000 when Atossa commences a Phase 3 clinical trial for each additional indication.

If and when Atossa decides to sublicense its rights to commercialize the Afimoxifene Gel in a country in the territory, Besins has the right of first refusal to commercialize the Afimoxifene Gel on a country-by-country basis in countries where Besins has a marketing presence.

The Agreement automatically expires on a country-by-country basis fifteen years after the first commercial sale of Afimoxifene Gel in the particular country. The Agreement may be terminated (i) by either party upon a material breach of the Agreement that is not cured by the breaching party, (ii) by mutual agreement of the parties, (iii) by Atossa at its discretion if it elects to stop developing or commercializing Afimoxifene Gel, (iv) by Besins on a country-by-country basis or indication-by-indication basis if Atossa fails to commercialize or commence commercial sales within a specified time, or (v) by Besins if Atossa fails to accomplish any aspect of the development plan within six months of target date set forth in the development plan. The development plan covers an 18-month period and is required to be updated by Atossa every six months during the term of the Agreement.

Item 9.01. Financial Statements and Exhibits

Exhibits

10.1 Intellectual Property License Agreement between Atossa Genetics Inc. and Besins Healthcare Luxembourg SARL, dated May 14, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 18, 2015	Atossa Genetics Inc.

	By:	/s/ Kyle Guse
Kyle Guse
Chief Financial Officer, General
Counsel and Secretary